Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES THIRD QUARTER 2009 RESULTS
– Operating Earnings of $0.87 Per Share –
– Continued Improvement in MetLife’s Credit Spread Reflected in Net Loss of $0.79 Per Share –
– Strong Premiums, Fees & Other Revenues of $8.5 Billion; U.S. Annuity Deposits of $4.0 Billion –
– Board of Directors Declares Annual Common Stock Dividend of $0.74 Per Share –
NEW YORK, October 29, 2009 – MetLife, Inc. (NYSE: MET) today reported a third quarter 2009 net loss1 of $650 million, or $0.79 per share, reflecting net realized investment losses of $1.4 billion, after income tax. Included in the net realized investment losses were derivative losses of $857 million, after income tax, of which approximately $582 million, after income tax, was due to the improvement in MetLife’s credit spread in the quarter.
MetLife reported third quarter 2009 operating earnings2 of $718 million, or $0.87 per share.
“During the quarter, MetLife delivered an 18% increase in operating earnings compared with the third quarter of 2008 despite the current economic challenges,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “Our businesses are performing well, as evidenced by increased sales in a number of product areas in both the U.S. and internationally. Over the course of 2009, MetLife’s premiums, fees & other revenues – as well as net investment income – have continued to increase each quarter, and book value has grown 10% over the third quarter of 2008 and 27% over the second quarter of 2009. We are also benefiting from the expense savings we have achieved through our Operational Excellence initiative.”

[1]	All references in this press release to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and book value per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and book value per diluted common share, respectively.

[2]	Operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and MetLife, Inc.’s book value per diluted common share, excluding accumulated other comprehensive income (AOCI), are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

“With our diverse mix of businesses, competitive products and financial strength, we are differentiating MetLife in the marketplace as we provide important financial solutions to our customers. At the same time, we are delivering value to our shareholders, as our board of directors has declared an annual common stock dividend of $0.74 per share,” added Henrikson.
The dividend will be payable on December 14, 2009 to shareholders of record as of November 9, 2009.
THIRD QUARTER 2009 SUMMARY
•	Premiums, fees & other revenues of $8.5 billion

•	U.S. annuity deposits of $4.0 billion, driven by strong variable annuity deposits of $3.4 billion and a 19% increase in fixed annuity deposits over the third quarter of 2008

•	Operating earnings increased 18% over the third quarter of 2008 despite:
o	lower variable investment income, which was below plan by $32 million ($0.04 per share), after income tax and the impact of deferred acquisition costs

o	a lower interest rate environment offsetting strong equity markets, with an estimated net impact on Individual Business annuity earnings of $46 million ($0.06 per share), after income tax
•	Book value per share of $38.95, up 27% from the second quarter of 2009 and 10% from the third quarter of 2008

	For the three months ended September 30,
($ in millions, except per share data)	2009	2008	Change
Premiums, fees & other revenues	$8,458	$8,558	(1%)
Total revenues	12,414	12,571	(1%)

Net income (loss)	(650)	600	—
Net income (loss) per share	(0.79)	0.83	—
Operating earnings	718	608	18%
Operating earnings per share	0.87	0.84	4%
Book value per share	38.95	35.48	10%
Book value per share excluding AOCI	41.65	45.85	(9%)
BUSINESS SEGMENT DISCUSSIONS
All comparisons of third quarter 2009 results in the segment discussions below are with the third quarter of 2008, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.

Institutional Business
•	Institutional premiums, fees & other revenues of $4.2 billion, down 8%; up 3% excluding pension closeout sales, which can fluctuate significantly from quarter to quarter

•	Increased premiums, fees & other revenues in the group life and non-medical health & other product groups

•	Higher interest spreads compared with the first and second quarters of 2009
Institutional premiums, fees & other revenues, excluding pension closeout sales, were up 3% due in part to a 51% increase in structured settlement premiums. In addition, growth in the dental business drove a 3% increase in the non-medical health & other premiums, fees & other revenues, while group life premiums, fees & other revenues grew over 2%.
Operating earnings for Institutional were $311 million, down from $396 million, mostly due to lower net investment income and a $20 million ($0.02 per share), after income tax, reinsurance adjustment.
Individual Business
•	Individual premiums, fees & other revenues of $2.2 billion, up 5% partly due to higher income annuity and traditional (whole & term) life product sales

•	Annuity deposits of $4.0 billion, down 6% as growth in fixed annuity deposits was more than offset by lower variable annuity deposits

•	Operating earnings of $237 million, up 10%
Total annuity deposits remained strong at $4.0 billion ($3.4 billion in variable annuities/$596 million in fixed annuities), but were down slightly and reflect current market trends. Annuity lapse rates declined for the third consecutive quarter with annuity net flows remaining positive for the sixth consecutive quarter. Total life first year premiums and deposits were $255 million, compared with $258 million. A 50% increase in traditional life first year premiums and deposits was offset by lower sales of variable and universal life.
Operating earnings for Individual grew 10% to $237 million from $215 million. More favorable market conditions and improved underwriting margins drove the increase. Earnings for the annuity business were $105 million, up 27% from $83 million as the lower interest rate environment offset strong equity market performance, with an estimated net impact on earnings of $46 million ($0.06 per share), after income tax.
International
•	International premiums, fees & other revenues of $1.1 billion, down 5% on a reported basis; up 9% on a constant currency basis

•	Strong growth in fixed annuity deposits in Japan

•	Operating earnings of $153 million, up 30% despite the adverse impact of foreign currency exchange rates
On a constant currency basis, International premiums, fees & other revenues increased due to business growth in the company’s three international regions. In particular, the Latin America region benefited from growth in the company’s group business in Mexico, while Hong Kong and

South Korea drove the increase in the Asia Pacific region. In Japan, total annuity deposits were 126 billion yen ($1.3 billion), compared with 173 billion yen ($1.6 billion). A 27% increase in fixed annuity deposits was more than offset by a decline in variable annuity deposits, reflecting current market conditions in Japan. In the European region, variable annuity deposits increased significantly, primarily due to expanded distribution and greater product acceptance in the United Kingdom.
International’s operating earnings grew 30% to $153 million from $118 million. During the third quarter of 2009, the adverse impact of foreign currency exchange rates was offset by lower expenses and approximately $14 million ($0.02 per share), after income tax, in one-time benefits.
Auto & Home
•	Net written premiums of $754 million, down 2%
•	Strong combined ratio (excluding catastrophes) of 87.7%
•	Expense ratio improves to 25.0%
Auto & Home’s net written premiums were lower, and continued to reflect current market conditions. Operating earnings for Auto & Home were $86 million in the third quarter of 2009, compared with $101 million. Earnings in the third quarters of 2009 and 2008 benefited from favorable non-catastrophe claim development related to prior accident years of $7 million, after income tax, and $27 million, after income tax, respectively. In addition, catastrophes were lower in the third quarter of 2009.
Investments
•	General account portfolio increased to $338.3 billion, up 5% as net unrealized losses on fixed maturities declined to $1.4 billion from $13.9 billion at June 30, 2009 due to improved credit spreads and lower interest rates
•	Net realized investment losses, excluding derivatives, declined 24% compared with the second quarter of 2009
Net investment income was $4.0 billion, up from $3.9 billion in the second quarter of 2009 and consistent with $4.0 billion in the third quarter of 2008. During the third quarter of 2009, variable investment income was lower than plan by $45 million, or $32 million ($0.04 per share), after income tax and the impact of deferred acquisition costs. Solid performance from securities lending, hedge funds and corporate joint ventures was offset mostly by negative returns from real estate funds.
For the third quarter of 2009, MetLife had net realized investment losses, after income tax, of $1.4 billion, mostly driven by derivative losses of approximately $857 million, after income tax. The remainder was primarily due to credit-related losses and impairments across a broad range of asset classes, and was consistent with the company’s expectations.
MetLife uses derivatives – in connection with its broader portfolio management efforts – to hedge a number of risks, including changes in interest rates and foreign currencies. During the quarter, an improvement in MetLife’s own credit spread, which impacts the valuation of certain insurance liabilities, contributed approximately $582 million, after income tax, to the derivative losses. This reverses derivative gains that occurred in earlier quarters when the credit spread widened. The remainder were primarily due to declines in the value of foreign currency-related derivatives and credit default swaps. These derivatives generally are used to offset economic value changes of instruments for which fair value changes are recorded in accumulated other comprehensive income.
Earnings Conference Call
MetLife will hold its third quarter 2009 earnings conference call and audio Webcast on Friday, October 30, 2009, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (651) 291-0618 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Friday, October 30, 2009, until Friday, November 6, 2009, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 116597. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
All references in this press release to net income (loss), net income (loss) per share, operating earnings and operating earnings per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders and operating earnings available to MetLife, Inc.’s common shareholders per diluted common share, respectively.
The historical and forward-looking financial information presented in this press release includes performance measures which are based on methodologies other than GAAP. MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings, operating earnings per share and operating return on common equity. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses of consolidated entities and operating joint ventures reported under the equity method of accounting and the impact of MetLife’s own credit, net of income tax, each of which can fluctuate significantly from period to period, and adjustments related to acquisition costs incurred to effect a business combination after January 1, 2009, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to MetLife, Inc.’s common shareholders and operating earnings available to MetLife, Inc.’s common shareholders per diluted common share should not be viewed as substitutes for GAAP net income (loss) available to MetLife, Inc.’s common shareholders and GAAP net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, respectively.
Operating earnings available to MetLife, Inc.’s common shareholders is defined as GAAP net income (loss) attributable to MetLife, Inc., excluding net investment gains and losses, net of income tax; adjustments related to net investment gains and losses, net of income tax; adjustments related to net investment gains and losses of consolidated entities and operating joint ventures reported under the equity method of accounting and the impact of MetLife’s own credit, net of income tax; adjustments related to acquisition costs incurred to effect a business combination after January 1, 2009, net of income tax; and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings available to MetLife, Inc.’s common shareholders per diluted common share is calculated by dividing operating earnings available to MetLife, Inc.’s common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. Operating return on common equity is calculated by dividing operating earnings available to MetLife, Inc.’s common shareholders by average MetLife, Inc. common equity for the period indicated, excluding accumulated other comprehensive income.

	For the three months ended September 30,
	2009		2008
	(In millions, except per common share data)
Net income (loss) available to MetLife, Inc.’s common shareholders	$(650)	$(0.79)	$600	$0.83
Less: Net investment gains (losses), net of income tax[1,2]	(1,420)	(1.72)	483	0.66
Less: Adjustments related to net investment gains (losses), net of income tax[3]	66	0.08	(61)	(0.08)
Less: Adjustments related to acquisition costs, net of income tax	(12)	(0.02)	—	—
Less: Discontinued operations, net of income tax[4]	(2)	—	(430)	(0.59)

Operating earnings available to common shareholders	$718	$0.87	$608	$0.84

Book value per diluted common share		$38.95		$35.48
Less: Accumulated other comprehensive income (loss) per diluted common share		(2.70)		(10.37)

Book value per diluted common share, excluding accumulated other comprehensive income (loss)		$41.65		$45.85

[1]	Net investment gains (losses), net of income tax, excludes gains (losses) of $(2) million and $(1) million for the three months ended September 30, 2009 and 2008, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

[2]	Investment income, net, excludes the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of $(35) million and $37 million for the three months ended September 30, 2009 and 2008, respectively. Such adjustments are net of applicable adjustments stated in footnote 3 below. Provision for income tax excludes the related tax impact of the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of $0 and $11 million for the three months ended September 30, 2009 and 2008, respectively.

[3]	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

[4]	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.
About MetLife
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”). These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets, which may affect MetLife’s ability to seek financing or access its credit facilities; (iii) uncertainty about the effectiveness of the U.S. government’s plan to stabilize the financial system by injecting capital into financial institutions, purchasing large amounts of illiquid, mortgage-backed and other securities from financial institutions, or otherwise; (iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect MetLife’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require MetLife to pledge collateral or make payments related to declines in value of specified assets; (viii) defaults on MetLife’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) impairments of goodwill and realized losses or market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for MetLife’s products and establishing the liabilities for MetLife’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures, including with respect to guaranteed benefit riders (which may be affected by fair value adjustments arising from changes in MetLife’s own credit spread) on certain of MetLife’s variable annuity products; (xvi) increased expenses relating to pension and post-retirement benefit plans, (xvii) catastrophe losses; (xviii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xix) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xx) economic, political, currency and other risks relating to MetLife’s international operations; (xxi) availability and effectiveness of reinsurance or indemnification arrangements; (xxii) regulatory, legislative or tax changes that may affect the cost of, or demand for, MetLife’s products or services; (xxiii) changes in accounting standards, practices and/or policies; (xxiv) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxvi) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (xxvii) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxviii) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2009 and 2008 (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Premiums	$6,601	$6,785	$19,299	$19,416
Universal life and investment-type product policy fees	1,251	1,352	3,650	4,145
Net investment income	3,923	4,047	10,914	12,661
Other revenues	602	421	1,728	1,141
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(650)	(748)	(1,769)	(961)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	245	—	479	—
Other net investment gains (losses), net	(1,734)	1,494	(5,584)	620

Total net investment gains (losses)	(2,139)	746	(6,874)	(341)

Total revenues	10,238	13,351	28,717	37,022

Expenses
Policyholder benefits and claims	7,173	7,264	20,701	20,426
Interest credited to policyholder account balances	1,258	1,129	3,655	3,558
Policyholder dividends	439	448	1,297	1,323
Other expenses	2,543	2,931	7,576	8,085

Total expenses	11,413	11,772	33,229	33,392

Income (loss) from continuing operations before provision for income tax	(1,175)	1,579	(4,512)	3,630
Provision for income tax expense (benefit)	(551)	529	(1,884)	1,077

Income (loss) from continuing operations, net of income tax	(624)	1,050	(2,628)	2,553
Income (loss) from discontinued operations, net of income tax	(1)	(404)	37	(251)

Net income (loss)	(625)	646	(2,591)	2,302
Less: Net income (loss) attributable to noncontrolling interests	(5)	16	(25)	78

Net income (loss) attributable to MetLife, Inc.	(620)	630	(2,566)	2,224
Less: Preferred stock dividends	30	30	91	94

Net income (loss) available to MetLife, Inc.’s common shareholders	$(650)	$600	$(2,657)	$2,130

Operating Earnings Available to Common Shareholders Reconciliation
Net income (loss) available to MetLife, Inc.’s common shareholders	$(650)	$600	$(2,657)	$2,130
Net investment gains (losses) (2)	(2,171)	776	(7,043)	(288)
Net investment gains (losses) tax benefit (provision) (2)	751	(293)	2,470	71

Net investment gains (losses), net of income tax (1)(3)	(1,420)	483	(4,573)	(217)

Adjustments related to universal life and investment-type product policy fees	(4)	—	(21)	2
Adjustments related to policyholder benefits and dividends	(63)	(96)	(82)	(58)
Adjustments related to other expenses	174	(1)	616	257
Adjustments related to tax benefit (provision)	(41)	36	(182)	(67)

Adjustments related to net investment gains (losses), net of income tax (4)	66	(61)	331	134

Adjustments related to acquisition costs, net of income tax	(12)	—	(21)	—
Discontinued operations, net of income tax	(2)	(430)	34	(349)

Operating earnings available to common shareholders	$718	$608	$1,572	$2,562

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of ($1) million and ($2) million for the three months ended September 30, 2008 and September 30, 2009, respectively, and ($32) million and $39 million for the nine months ended September 30, 2008 and September 30, 2009, respectively.

(2)	Investment income, net, excludes the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of $37 million and ($35) million for the three months ended September 30, 2008 and September 30, 2009, respectively, and $41 million and ($111) million for the nine months ended September 30, 2008 and September 30, 2009, respectively. Such adjustments are net of applicable adjustments stated in footnote 4 below. Provision (benefit) for income tax excludes the related tax impact of the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of $11 million and $0 for the three months ended September 30, 2008 and September 30, 2009, respectively, and $14 million and ($40) million for the nine months ended September 30, 2008 and September 30, 2009, respectively.

(3)	There were no net investment gains (losses) from discontinued real estate and real estate joint ventures for the periods presented.

(4)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Other Financial Data:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(650)	$600	$(2,657)	$2,130
Operating earnings available to common shareholders	$718	$608	$1,572	$2,562
Total assets (billions)	$535.2	$521.3	$535.2	$521.3

Individual Business Sales Data:
Total life first year premiums and deposits	$255	$258	$697	$745
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$180	$208	$496	$593
Total annuity deposits	$4,037	$4,286	$16,875	$11,565

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted (1)	821.8	726.9	817.3	728.6
Operating earnings available to common shareholders per common share — diluted (1)	$0.87	$0.84	$1.91	$3.52
Net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted (1)	$(0.79)	$0.83	$(3.25)	$2.92

(1)	For the three months and nine months ended September 30, 2009, 5.5 million shares and 3.6 million shares, respectively, related to the exercise or issuance of stock-based awards, have been excluded from the weighted average common shares outstanding-diluted, as these shares are anti-dilutive to net income (loss) available to MetLife, Inc’s common shareholders per common share — diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share-diluted.

MetLife, Inc.
Consolidated Balance Sheet Data
September 30, 2009 and December 31, 2008 (Unaudited)
(In millions)

	September 30,	December 31,
	2009	2008
Balance Sheet Data:
General account assets	$390,758	$380,839
Separate account assets	144,434	120,839

Total assets	$535,192	$501,678

Policyholder liabilities	$291,495	$289,145
Short-term debt	2,131	2,659
Long-term debt	13,202	9,667
Collateral financing arrangements	5,297	5,192
Junior subordinated debt securities	3,191	3,758
Other liabilities	40,849	46,433
Separate account liabilities	144,434	120,839

Total liabilities	500,599	477,693

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	16,865	15,811
Retained earnings	19,822	22,403
Treasury stock	(194)	(236)
Accumulated other comprehensive loss	(2,234)	(14,253)

Total MetLife, Inc.’s stockholders’ equity	34,268	23,734
Noncontrolling interests	325	251

Total equity	34,593	23,985

Total liabilities and stockholders’ equity	$535,192	$501,678

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total Institutional Operations
Net income (loss) available to MetLife, Inc.’s common shareholders	$57	$574	$(1,449)	$1,207
Net investment gains (losses), net of income tax	(228)	141	(2,224)	(262)
Adjustments related to net investment gains (losses), net of income tax	(26)	37	(42)	67

Operating earnings available to common shareholders	$311	$396	$817	$1,402

Institutional Operations:
Group Life
Net income available to MetLife, Inc.’s common shareholders	$91	$178	$69	$320
Net investment gains (losses), net of income tax	(33)	32	(265)	(82)
Adjustments related to net investment gains (losses), net of income tax	3	1	5	2

Operating earnings available to common shareholders	$121	$145	$329	$400

Retirement & Savings
Net income (loss) available to MetLife, Inc.’s common shareholders	$(122)	$197	$(890)	$456
Net investment gains (losses), net of income tax	(225)	(20)	(1,159)	(317)
Adjustments related to net investment gains (losses), net of income tax	(26)	22	(45)	38

Operating earnings available to common shareholders	$129	$195	$314	$735

Non-Medical Health & Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$88	$199	$(628)	$431
Net investment gains (losses), net of income tax	30	129	(800)	137
Adjustments related to net investment gains (losses), net of income tax	(3)	14	(2)	27

Operating earnings available to common shareholders	$61	$56	$174	$267

Total Individual Operations
Net income (loss) available to MetLife, Inc.’s common shareholders	$(174)	$400	$(703)	$875
Net investment gains (losses), net of income tax	(521)	227	(1,521)	(3)
Adjustments related to net investment gains (losses), net of income tax	110	(45)	379	26
Discontinued operations, net of income tax	—	3	24	3

Operating earnings available to common shareholders	$237	$215	$415	$849

Individual Operations:
Traditional Life
Net income (loss) available to MetLife, Inc.’s common shareholders	$(143)	$47	$(198)	$142
Net investment gains (losses), net of income tax	(170)	(16)	(245)	(99)
Adjustments related to net investment gains (losses), net of income tax	(35)	(27)	(59)	(36)
Discontinued operations, net of income tax	—	1	5	(1)

Operating earnings available to common shareholders	$62	$89	$101	$278

Variable & Universal Life
Net income available to MetLife, Inc.’s common shareholders	$45	$34	$3	$107
Net investment gains (losses), net of income tax	(27)	(2)	(209)	(41)
Adjustments related to net investment gains (losses), net of income tax	2	3	29	11
Discontinued operations, net of income tax	—	2	14	4

Operating earnings available to common shareholders	$70	$31	$169	$133

Annuities
Net income (loss) available to MetLife, Inc.’s common shareholders	$(82)	$299	$(489)	$600
Net investment gains (losses), net of income tax	(330)	237	(1,030)	153
Adjustments related to net investment gains (losses), net of income tax	143	(21)	409	51
Discontinued operations, net of income tax	—	—	1	—

Operating earnings available to common shareholders	$105	$83	$131	$396

Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$6	$20	$(19)	$26
Net investment gains (losses), net of income tax	6	8	(37)	(16)
Discontinued operations, net of income tax	—	—	4	—

Operating earnings available to common shareholders	$—	$12	$14	$42

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders (Continued)
Unaudited
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total International
Net income (loss) available to MetLife, Inc.’s common shareholders	$(278)	$254	$(43)	$613
Net investment gains (losses), net of income tax	(413)	189	(479)	171
Adjustments related to net investment gains (losses), net of income tax	(18)	(53)	(6)	41

Operating earnings available to common shareholders	$153	$118	$442	$401

Latin America Region:
Net income available to MetLife, Inc.’s common shareholders	$44	$17	$276	$277
Net investment gains (losses), net of income tax	(19)	(29)	(7)	(67)
Adjustments related to net investment gains (losses), net of income tax	(18)	(53)	(6)	41

Operating earnings available to common shareholders	$81	$99	$289	$303

Asia Pacific Region:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(315)	$248	$(290)	$346
Net investment gains (losses), net of income tax	(397)	219	(479)	235

Operating earnings available to common shareholders	$82	$29	$189	$111

European Region:
Net loss available to MetLife, Inc.’s common shareholders	$(7)	$(11)	$(29)	$(10)
Net investment gains (losses), net of income tax	3	(1)	7	3

Operating earnings available to common shareholders	$(10)	$(10)	$(36)	$(13)

Total Auto & Home
Net income available to MetLife, Inc.’s common shareholders	$67	$57	$234	$191
Net investment gains (losses), net of income tax	(19)	(44)	(4)	(60)

Operating earnings available to common shareholders	$86	$101	$238	$251

Auto & Home:
Auto
Net income available to MetLife, Inc.’s common shareholders	$35	$69	$151	$212
Net investment gains (losses), net of income tax	(11)	(30)	(2)	(41)

Operating earnings available to common shareholders	$46	$99	$153	$253

Homeowners & Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$32	$(12)	$83	$(21)
Net investment gains (losses), net of income tax	(8)	(14)	(2)	(19)

Operating earnings available to common shareholders	$40	$2	$85	$(2)

Corporate, Other & Eliminations
Net loss available to MetLife, Inc.’s common shareholders	$(322)	$(685)	$(696)	$(756)
Net investment gains (losses), net of income tax	(239)	(30)	(345)	(63)
Adjustments related to acquisition costs, net of income tax	(12)	—	(21)	—
Discontinued operations, net of income tax	(2)	(433)	10	(352)

Operating earnings available to common shareholders	$(69)	$(222)	$(340)	$(341)